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For Immediate Release                                             Exhibit 99.8

                         LITHIUM TECHNOLOGY CORPORATION
                         SIGNS SHARE EXCHANGE AGREEMENT

Plymouth Meeting, Pennsylvania, June 11, 2002. Lithium Technology Corporation, ("LTC", "the Company") (OTC Bulletin Board LITH.OB), a pilot line stage rechargeable lithium battery manufacturer, announced today that it had signed a Share Exchange Agreement which would give LTC a 60% beneficial ownership interest in GAIA Akkumulatorenwerke GmbH (GAIA), a German lithium polymer battery company. According to the terms of the Agreement, LTC shares will be exchanged for shares of GAIA Holding B.V. of the Netherlands, which is the 100% owner of GAIA. The Share Exchange Agreement was signed by LTC and Hill Gate Capital N.V. of the Netherlands, which controls GAIA Holding and is itself a wholly owned subsidiary of Arch Hill Capital N.V. (Arch Hill) of the Netherlands. The share exchange is expected to become effective on or about July 18, 2002 with the closing of a $5,000,000 to $8,000,000 private placement equity financing. This News Release does not constitute an offer of any securities for sale.

Upon the closing of the share exchange, LTC and GAIA will execute a Strategic Alliance Agreement by which they will operate as though they were a single entity. The strategic alliance will encompass technology sharing and licensing as well as close collaboration over the following broad range of activities: product development; battery production, assembly and outsourcing; marketing, sales and distribution. In exchange for the equity ownership position in GAIA, LTC will issue to Hill Gate Capital preferred stock shares convertible into LTC common stock. Since December 2001, Arch Hill has advanced working capital to LTC through the issuance of convertible notes totaling $1,635,000 to date. Colebrooke Capital of New York City continues to act as advisor to LTC on this and related strategic repositioning initiatives.

LTC and GAIA are working closely together in building lithium-based prototype batteries for automotive applications (such as Hybrid Electric Vehicles and 42-Volt systems) and stationary power applications (such as Uninterruptible Power Systems and Telecommunications infrastructure systems) as well as for several other niche applications requiring customized lithium battery configurations. The two companies have the combined capability of producing large batteries with stacked flat cells or wound cells in cylindrical or prismatic form factors.

LTC's Chairman & CEO, David J. Cade, said: "The share exchange and strategic alliance will represent a significant milestone in the Company's history and bring us much closer to entering the marketplace with our unique battery technology and process know-how." Dr. Franz J. Kruger, CEO of GAIA, added: "We have identified a number of European customers eager to take advantage of the battery technologies and products which will be made possible by the combination of capabilities inherent in the GAIA-LTC alliance."

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements.

CONTACT:
LITHIUM TECHNOLOGY CORPORATION                COLEBROOKE CAPITAL
PHONE: (610) 940-6090 EXT. 109                PHONE:  (212) 583-9086
FAX:   (610) 940-6091                         FAX:    (212) 583-9580
E-MAIL: INVESTORRELATIONS@LITHIUMTECH.COM     E-MAIL: SEAN@COLEBROOKECAPITAL.COM